EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, December 20, 2023

Contact: Jason Long

Chief Financial Officer and Secretary

(804) 843-2360

C&F Financial Corporation

Reauthorizes Share Repurchase Program

Toano, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) (the Corporation) has authorized a program, effective January 1, 2024, to repurchase up to $10 million of the Corporation’s common stock through December 31, 2024. Repurchases under the program may be made through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and shares repurchased will be returned to the status of authorized and unissued shares of common stock. The timing, number and purchase price of shares repurchased under the program, if any, will be determined by management in its discretion and will depend on a number of factors, including the market price of the shares, general market and economic conditions, applicable legal requirements and other conditions, and there is no assurance that the Corporation will purchase any shares under the program. The Corporation’s previous share repurchase program was last authorized by the board of directors in November 2022 for the repurchase of up to $10 million of the Corporation’s common stock and will expire on December 31, 2023. Under that program, beginning in December 2022, the Corporation has repurchased 135,327 shares of its common stock for an aggregate cost of $7.5 million.

About C&F

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.